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                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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

($ in millions)

                                                             9 Months
                                                               Ended
                                                              9-30-96    1995        1994         1993       1992       1991
                                                             --------- ---------   ---------   ---------   --------- ---------
EARNINGS

Income before income taxes, extraordinary
    items and cumulative effect of accounting changes        $   761.0 $   925.8   $   865.7   $   784.9   $   629.9 $   270.7

Add:

Amortization of previously capitalized interest              $     8.8 $    11.7   $    10.2   $    10.1   $     9.6 $     7.6
Minority interest in net income of
 consolidated subsidiaires with fixed charges                     31.2      30.1        16.9        19.0        14.2      18.5
Proportionate share of fixed charges of investees
    accounted for by the equity method                             4.6       6.3         5.0         4.7         6.9       9.1
Proportionate share of net loss of investees
    accounted for by the equity method                             3.2       0.5         0.2         0.3         2.2       1.3
                                                             --------- ---------   ---------   ---------   --------- ---------
      Total additions                                        $    47.8 $    48.6   $    32.3   $    34.1   $    32.9 $    36.5

Deduct:

Capitalized interest                                         $     3.5 $     5.1   $     5.7   $     5.0   $     4.0 $     8.3
Minority interest in net loss of consolidated subsidiaries         3.3       3.3         0.3         0.3         1.8       5.6
Undistributed proportionate share of net income
    of investees accounted for by the equity method                0.0       0.2         7.2         4.0         0.9       0.1
                                                             --------- ---------   ---------   ---------   --------- ---------
      Total deductions                                       $     6.8 $     8.6   $    13.2   $     9.3   $     6.7 $    14.0

TOTAL EARNINGS                                               $   802.0 $   965.8   $   884.8   $   809.7   $   656.1 $   293.2
                                                             ========= =========   =========   =========   ========= =========

FIXED CHARGES

Interest expense                                             $   100.6 $   135.0   $   129.4   $   162.4   $   232.9 $   317.8
Capitalized interest                                               3.5       5.1         5.7         5.0         4.0       8.3
Amortization of debt discount, premium or expense                  0.2       0.4         0.7         0.4         1.0       0.7
Interest portion of rental expense                                57.8      77.0        83.0        83.7        87.6      87.0
Proportionate share of fixed charges of investees
    accounted for by the equity method                             4.6       6.4         5.0         4.7         6.9       9.1
                                                             --------- ---------   ---------   ---------   --------- ---------
TOTAL FIXED CHARGES                                          $   166.7 $   223.9   $   223.8   $   256.2   $   332.4 $   422.9
                                                             ========= =========   =========   =========   ========= =========

TOTAL EARNINGS BEFORE FIXED CHARGES                          $   968.7 $ 1,189.7   $ 1,108.6   $ 1,065.9   $   988.5 $   716.1
                                                             ========= =========   =========   =========   ========= =========

RATIO OF EARNINGS TO FIXED CHARGES                                5.81      5.31        4.95        4.16        2.97      1.69
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                                     X-12-1